POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that the person whose signature appears below, being a director or officer of Pruco Life Insurance Company of New Jersey ("Pruco Life of New Jersey"), constitutes and appoints Sun-Jin Moon, Jordan K. Thomsen, Richard E. Buckley, Joseph D. Emanuel, John M. Ewing, William J. Evers, and Lynn Stone, and each of them severally, his or her true and lawful attorney-in-fact with power of substitution and resubstitution to sign in his or her name, place and stead, in any and all capacities, and to do any and all things and execute any and all instruments that such attorneys-in-fact may deem necessary or advisable under any rules, regulations and requirements of the U.S. Securities and Exchange Commission, in connection with where applicable: Registration statements of the appropriate forms prescribed by the Securities and Exchange Commission, and any other periodic documents and reports required under the Investment Company Act of 1940, as amended, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all amendments thereto executed on behalf of Pruco Life of New Jersey filed with the Securities and Exchange Commission for the Registrations listed on Schedule A.

IN WITNESS WHEREOF, I have hereunto set my hand this   30     day of July, 2015.

     /s/ John Chieffo
John Chieffo

     /s/ Yanela C. Frias
Yanela C. Frias

     /s/ Bernard J. Jacob
      Bernard J. Jacob

     /s/ Richard F. Lambert
Richard F. Lambert

     /s/ Robert F. O’Donnell
Robert F. O’Donnell

     /s/ Kent D. Sluyter
Kent D. Sluyter

     /s/ Kenneth Y. Tanji
Kenneth Y. Tanji

Schedule A

The Pruco Life of New Jersey Variable Appreciable Account [Reg. No. 811-3974] and flexible premium variable life insurance contracts [Reg. No. 2-89780, Reg. No. 333-94115, Reg. No. 333-49334, Reg. No. 33-57186, Reg. No. 333-85117, Reg. No. 333-100058, Reg. No. 333-117796, Reg. No. 333-112809, Reg. No. 333-158637, and Reg. No. 333-205093], to the extent they represent participating interests in said Account;

The Pruco Life of New Jersey Variable Insurance Account [Reg. No. 811-03646] and scheduled premium variable life insurance contracts [Reg. No. 2-81243], to the extent they represent participating interests in said Account;

The Pruco Life of New Jersey Single Premium Variable Life Account [Reg. No. 811-04377] and flexible premium variable life insurance contracts [Reg. No. 2-99537], to the extent they represent participating interests in said Account;

The Pruco Life of New Jersey Single Premium Variable Annuity Account [Reg. No. 811-04397] and single payment variable annuity contracts [2-99916], to the extent they represent participating interests in said Account;

The Pruco Life of New Jersey Variable Contract Real Property Account [Reg. No. 333-202194] and individual variable life insurance contracts and variable annuity contracts, to the extent they represent participating interests in said Account;

The Pruco Life of New Jersey Modified Guaranteed Annuity Account and modified guaranteed annuity contracts, to the extent they represent participating interests in said Account; and

The Pruco Life of New Jersey Flexible Premium Variable Annuity Account [Reg. No. 811-07975] and flexible premium variable annuity contracts [Reg. No. 333-131035, Reg. No. 333-62242, Reg. No. 333-62238, Reg. No. 333-49230, Reg. No. 333-99275, Reg. No. 333-86083, and Reg. No. 333-18117], to the extent they represent participating interests in said Account.